Exhibit 10.18(c)
MEMORANDUM OF UNDERSTANDING
     THIS MEMORANDUM OF UNDERSTANDING (“Agreement”), is made on December 21, 2004, and effective as of December 1, 2004, by and among the City of Evansville, Indiana acting by and through the Redevelopment Commission of the City of Evansville, Indiana, organized and operating under IC 36-7-14 (“Commission”), Aztar Indiana Gaming Company, LLC, a limited liability company, organized and existing under the laws of the State of Indiana (“Aztar Indiana”), and Aztar Corporation, a corporation organized and existing under the laws of the State of Delaware (“Guarantor”).
RECITALS
     A. The Commission, Aztar Indiana and Guarantor are the parties in interest to that certain Evansville Riverboat Landing Lease dated May 2, 1995 (the “Original Lease”), as amended by an Amendment to Lease Agreement effective December 1, 2001 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease Agreement dated August 27, 2003 (the “Second Amendment,” and collectively with the Original Lease and the First Amendment, the “Lease”).
     B. Section 2.04 of the Original Lease provides that options in favor of the Tenant to extend the terms of the Lease shall be deemed to be automatically exercised unless Tenant shall give City notice of the relinquishment of such option and all succeeding options at least one (1) year prior to the expiration of the Original Term or prior Extended Term, as the case may be.
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Commission, Aztar Indiana and the Guarantor agree to amend the Lease as follows. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Lease.
     1. Exercise of Option to Extend. Section 2.04 of the Original Lease is hereby amended in its entirety to read as follows:
“Section 2.04. Exercise of Option to Extend. The options to extend the term of this Lease shall be deemed to be automatically exercised unless Tenant shall give City notice of the relinquishment of such option and all succeeding options in the manner hereinafter specified for notices at least two hundred seventy (270) days prior to the expiration of the Original Term or prior Extended Term, as the case may be. The failure of Tenant to give such notice within the time limited shall cause such option to be automatically exercised and this Lease shall continue in full force and effect for the succeeding Extended Term. The giving of notice of the relinquishment of an option to extend the term at least two hundred seventy (270) days prior to the expiration of the preceding term shall cause such Extended Term and any succeeding Extended Terms to lapse and become null and void and of no further force or effect, and this Lease and all rights of Tenant hereunder shall expire and terminate as of the end of the Original Term or Extended Term, as the case may be.”
     2. Confirmation. The Lease, to the extent not inconsistent with the terms hereof, is hereby confirmed.
     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Second Amendment as of the day and year first above written.

AZTAR INDIANA GAMING		AZTAR CORPORATION
COMPANY, LLC

By: Printed:	/s/ James L. Brown James L. Brown	By: Printed:	/s/ Robert Haddock Robert Haddock
Title:	Pres./GM	Title:	Pres./CFO

REDEVELOPMENT COMMISSION OF
THE CITY OF EVANSVILLE, INDIANA

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